F4RU/Standard Agreement
Periodic Vesting

EXHIBIT 10.2

RESTRICTED STOCK
UNIT AWARD AGREEMENT

        This Restricted Stock Unit Award (“Award”) is made this ___ day of ____ ___ (“Date of Grant”), by Freescale Semiconductor, Inc. (the “Company” or “Freescale”) to ________ (“Grantee”).

        WHEREAS, Grantee is receiving the Award under the Freescale Semiconductor, Inc. Omnibus Incentive Plan of 2005 (the “Plan”);

        WHEREAS, the Award is a grant of Freescale restricted stock units; and

        WHEREAS, it is a condition to Grantee receiving the Award that Grantee deliver to Freescale an executed copy of this agreement evidencing the terms, conditions and restrictions applicable to the restricted units.

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards restricted stock units to Grantee on the following terms and conditions:

1.	Award of Restricted Stock Units. The Company hereby grants to Grantee a total of ___ (___) Freescale restricted stock units (the “Units”) subject to the terms and conditions set forth below.

2.	Restrictions. The Units are being awarded to Grantee subject to the transfer and forfeiture conditions set forth below (the “Restrictions”) which shall lapse, if at all, as described in Section 3 below. For purposes of this Award, the term Units includes any additional Units granted to Grantee with respect to Units that are still subject to the Restrictions.

a.	Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Units still subject to Restrictions. The Units shall be forfeited if Grantee violates or attempts to violate these transfer restrictions.

b.	Any Units still subject to the Restrictions shall be automatically forfeited upon Grantee’s termination of employment with Freescale or a Subsidiary for any reason, other than death, Total and Permanent Disability or Retirement. For purposes of this Agreement, a “Subsidiary” is any corporation or other entity in which a 50 percent or greater interest is held directly or indirectly by Freescale and which is consolidated for financial reporting purposes. Total and Permanent Disability and Retirement are defined in Section 3(a) below.

c.	If Grantee engages, directly or indirectly, in any activity which is in competition with any activity of Freescale or any Subsidiary, or in any action or conduct which is in any manner adverse or in any way contrary to the interests of Freescale or any Subsidiary, all Units shall be forfeited. This determination shall be made by the Compensation and Leadership Committee of the Company’s Board of Directors (the “Compensation Committee”).

The Company will not be obligated to pay Grantee any consideration whatsoever for forfeited Units.

FSL Standard Award Agreement (RSUs) — 2005

3.	Lapse of Restrictions.

a.	The Restrictions applicable to the Units shall lapse, as long as the Units have not been forfeited as described in Section 2 above, as follows:

(i)	[VESTING SCHEDULE]. The period during which Restrictions are applicable is known as the “Restricted Period”;

(ii)	Upon a Change in Control of the Company (as defined by the Plan);

(iii)	Upon termination of Grantee’s employment by Freescale or a Subsidiary by Total and Permanent Disability. “Total and Permanent Disability” means for (x) U.S. employees, entitlement to long-term disability benefits under the Freescale Disability Income Plan and any successor plan or a determination of permanent total disability under a state workers compensation statute and (y) non-U.S. employees, as established by applicable Freescale policy or as required by local regulations;

(iv)	With respect to Units that were granted at least one year prior to Grantee’s Retirement that are still subject to the Restrictions, upon Grantee’s Retirement such Restrictions shall lapse. Any remaining Units for which the Restrictions have not lapsed pursuant to this Section 3(a)(iv) will be forfeited. “Retirement” means (only for purposes of this Award) retirement from Freescale or a Subsidiary as follows (x) retiring at or after age 55 with 20 years of service; (y) retiring at or after age 60 with 10 years of service; and (z) retiring at or after age 65, without regard to years of service. For these purposes, service shall include only uninterrupted service with Freescale; or

(v)	If Grantee dies.

b.	If during the Restricted Period Grantee takes a Leave of Absence from Freescale or a Subsidiary, the Units will continue to be subject to this Agreement. If the Restricted Period expires while Grantee is on a Leave of Absence Grantee will be entitled to the Units even if Grantee has not returned to active employment. “Leave of Absence” means a leave of absence from Freescale or a Subsidiary that is not a termination of employment, as determined by Freescale.

c.	To the extent the Restrictions lapse under this Section 3 with respect to the Units, they will be free of the terms and conditions of this Award.

4.	Adjustments. If the number of outstanding shares of Freescale Common Stock (“Common Stock”) is changed as a result of stock dividend, stock split or the like without additional consideration to the Company, the number of Units subject to this Award shall be adjusted to correspond to the change in the outstanding shares of Common Stock.

5.	Delivery of Certificates or Equivalent. Upon the lapse of Restrictions applicable to the Units, the Company shall, at its election, either (i) deliver to Grantee a certificate representing a number of shares of Common Stock equal to the number of Units upon which such Restrictions have lapsed, or (ii) establish a brokerage account for Grantee and credit to that account the number of shares of Common Stock of the Company equal to the number of Units upon which such Restrictions have lapsed plus, in either case, make a cash payment to Grantee equal to the

FSL Standard Award Agreement (RSUs) — 2005

value of any fractional Unit then credited to Grantee’s account.

6.	Withholding Taxes. The Company is entitled to withhold an amount equal to Freescale’s required minimum statutory withholdings taxes for the respective tax jurisdiction attributable to any share of Common Stock or property deliverable in connection with the Units. Grantee may satisfy any withholding obligation in whole or in part by electing to have Freescale retain shares of Common Stock deliverable in connection with the Units having a Fair Market Value on the date the Restrictions applicable to the Units lapse equal to the minimum amount required to be withheld. “Fair Market Value” for this purpose shall be the closing price for a share of Common Stock on the last trading day before the date the Restrictions applicable to the Units lapse as reported for the New York Stock Exchange – Composite Transactions in the Wall Street Journal.

7.	Voting and Other Rights.

a.	Grantee shall have no rights as a stockholder of the Company in respect of the Units, including the right to vote and to receive dividends and other distributions, until delivery of certificates representing, or other crediting to Grantee of, shares of Common Stock in satisfaction of the Units.

b.	The grant of Units does not confer upon Grantee any right to continue in the employ of the Company or a Subsidiary or to interfere with the right of the Company or a Subsidiary, to terminate Grantee’s employment at any time.

c.	The Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by Freescale or a Subsidiary, in its sole discretion, at any time in accordance with the terms of the Plan. The grant of awards under the Plan is a one-time benefit and does not create any contractual or other right to receive an award in the future. Future grants, if any, will be at the sole discretion of Freescale, including, but not limited to, the timing of any grant, the amount of the award and vesting provisions.

8.	Funding. No assets or shares of Common Stock shall be segregated or earmarked by the Company in respect of any Units awarded hereunder. The grant of Units hereunder shall not constitute a trust and shall be solely for the purpose of recording an unsecured contractual obligation of the Company.

9.	Compliance with Section 409A of the Internal Revenue Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Grantee). In particular, to the extent Section 409A of the Code is applicable and Grantee’s right to Units becomes non-forfeitable pursuant to Section 3(a)(ii), (iii) or (iv) and the event causing Grantee’s right to become non-forfeitable is an event that does not constitute a permitted distribution event under Section 409A(a)(2) of the Code, then notwithstanding anything to the contrary in Section 5 above, delivery under Section 5 shall not be made until the earlier of (a) the date specified in Section 3(a)(i); (b) Grantee’s “separation from service” with the Company (determined in accordance with Section 409A); provided, however, that in the case Grantee is a “specified employee” (within the meaning of Section 409A), date of delivery shall be made on the date which is 6 months after the date of separation from service with the Company;

FSL Standard Award Agreement (RSUs) — 2005

or (c) Grantee’s death.

10.	Notices. Any written notice under this Award shall be deemed given on the date that is two business days after it is sent by registered or certified mail, postage prepaid, addressed either to Grantee at his address set forth below or to the Company Attention: Freescale Global Rewards, 6501 William Cannon Drive West, Austin, TX 78735; 512-895-2000. Any notice may be sent using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail) but no such notice shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Grantee and the Company may change the address to which notices are to be delivered by giving the other party notice in the manner set forth herein.

11.	Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the internal law and not the law of conflicts of the State of Delaware.

12.	Waiver. The failure of the Company to enforce at any time any provision of this Award shall in no way be construed to be a waiver of such provision or any other provision hereof.

13.	Actions by the Committee. The Committee may delegate its authority to administer this Agreement. The actions and determinations of the Committee or delegate shall be binding upon the parties.

14.	Plan Documents. The Plan and the Prospectus for the Freescale Semiconductor, Inc. Omnibus Incentive Plan of 2005 are available at http://compass.freescale.net/go/2005.fsl.omnibus.plans or from Freescale Global Rewards, 6501 William Cannon Drive West, Austin, TX 78735; 512-895-2000.

FSL Standard Award Agreement (RSUs) — 2005

15.	Consent to Transfer Personal Data. By accepting this Award, Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this paragraph. Grantee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Grantee’s ability to participate in the Plan. Freescale and its Subsidiaries hold certain personal information about Grantee, that may include Grantee’s name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of stock held in Freescale, or details of any entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of implementing, managing and administering the Plan (“Data”). Freescale and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the Plan, and Freescale and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Freescale in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. Grantee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on Grantee’s behalf by a broker or other third party with whom Grantee may elect to deposit any shares of stock acquired pursuant to the Plan. Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Freescale; however, withdrawing consent may affect Grantee’s ability to participate in the Plan.

16.	Acceptance of Terms and Conditions. By accepting the Units, Grantee agrees to be bound by these terms and conditions, the Plan and any and all rules and regulations established by Freescale in connection with awards issued under the Plan. As a condition to receiving the Units granted hereunder, Grantee may be asked to sign such other documents and agreements, including, without limitation, a Restricted Stock Unit Consideration Agreement, as the Committee may deem necessary or appropriate.

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FSL Standard Award Agreement (RSUs) — 2005

     IN WITNESS WHEREOF, the Company has executed this Agreement in duplicate as of day and year first above written.

FREESCALE SEMICONDUCTOR, INC.

By:

Its:

     The undersigned Grantee hereby accepts, and agrees to, all terms and provisions of the foregoing Award. If you do not sign and return this Award you will not be entitled to the Units.

Signature

Print Name

Social Security Number or Commerce ID Number

Address

FSL Standard Award Agreement (RSUs) — 2005